Exhibit 10.4

EMPLOYMENT AGREEMENT

Jack Pacheco

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of October 10, 2011 (the “Effective Date”), by and between SMART Modular Technologies, Inc, a California corporation (the “Company”), and Jack Pacheco (“Executive” and, together with the Company, the “Parties” individually, a “Party”).

WHEREAS, the Company desires to employ Executive pursuant to the terms, provisions and conditions set forth in this Agreement;

WHEREAS, Executive desires to accept employment on the terms hereinafter set forth in this Agreement; and

WHEREAS, Executive acknowledges that (i) Executive’s employment with the Company will provide Executive with trade secrets of, and confidential information concerning, the “Company Group” (as defined in Section 7) and (ii) the covenants contained in this Agreement are essential to protect the business and goodwill of the Company Group.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1. Term. Subject to earlier termination in accordance with the provisions of Section 6 of this Agreement, Executive shall be employed by the Company for an initial period commencing on the Effective Date and ending at 11:59 pm Pacific time on the day before the third anniversary thereof (the “Term”); provided, that the Term shall be automatically extended for successive one-year periods thereafter unless, no later than ninety (90) days prior to the expiration of the initial three-year period, or any such successive one-year renewal period, either Party shall provide to the other Party written notice of its or Executive’s desire not to extend the Term. Upon Executive’s termination of employment with the Company for any reason, Executive shall immediately resign all positions with all members of the Company Group, including any position on the Company’s Board of Directors (the “Board”) and/or any other position as any officer or director of any other member of the Company Group.

2. Position and Duties.

(a) Position. During the Term, Executive shall serve as Senior Vice President, Chief Operating Officer and Chief Financial Officer for the Company. If requested by the Board, Executive hereby agrees to serve (without additional compensation) as a member of the Board and/or as an officer or director of any other member of the Company Group.

(b) Duties. Executive shall have the powers, authorities, and duties of management usually vested in the offices of Senior Vice President, Chief Operating Officer and Chief Financial Officer of a corporation of a similar size and nature to the Company, subject to the legal directives of the Company’s chief executive officer, and, as applicable, the Board. Executive shall report solely to the Company’s chief executive officer and the Board. Executive shall devote Executive’s full business time and attention to the performance of Executive’s duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services, either directly or indirectly; provided that, nothing herein shall preclude Executive from (i) with the prior written consent of the Board, serving on the board of directors of other for-profit companies that do not compete with the Company, (ii) serving on civic or charitable boards or committees and (iii) managing personal investments, so long as all such activities described in (i) through (iii) above do not materially interfere with the performance of Executive’s duties and responsibilities under this Agreement.

3. Compensation.

(a) Base Salary. During the Term, Executive shall receive an annual base salary (the “Base Salary”) of $400,000.12, payable in regular installments in accordance with the Company’s usual payroll practices. Executive shall be entitled to such increases (but not decreases) in Base Salary, if any, as may be determined from time to time in the sole discretion of the Board.

(b) Annual Bonus. With respect to each fiscal year of the Company ending during the Term (as of the Effective Date, a “fiscal year” is the period commencing on the first Monday after the last Friday of August and ending on the last Friday of August) and subject to the achievement of the applicable performance goals of the Executive and the Company and/or members of the Company Group, Executive shall be entitled to participate in the Company’s annual bonus program pursuant to which Executive shall be eligible to earn an annual bonus with a target amount equal to 75% of the Base Salary (the “Annual Bonus”). To reflect that Executive was not employed by the Company for all of fiscal year 2012, the Annual Bonus for such year, if any, shall be pro-rated in an amount equal to the product of (x) the Annual Bonus Executive would have earned if he was employed by the Company for all of fiscal year 2012, multiplied by (y) a fraction, the numerator of which is the number of days Executive was employed by the Company during fiscal year 2012 and the denominator of which is 365. The applicable performance goals for the Annual Bonus shall be determined by the Board (or the compensation committee thereof), and shall be communicated to Executive within the first 90 days of the applicable fiscal year. The Annual Bonus, if any, earned for a fiscal year shall be paid to Executive on the date selected by the Company and/or the Board, which date shall fall within the two and one-half (2 1⁄2) month period beginning on the first day of the fiscal year following the fiscal year to which the Annual Bonus relates. The Company and/or the Board shall have the right, but not the obligation, at its sole discretion, (i) to change from time-to-time the payment periods of the Annual Bonus to be semi-annual, quarterly or otherwise, with appropriate holdbacks to year-end within the pre-year-end periods and/or (ii) to change from time-to-time the Company’s fiscal year.

(c) Equity Compensation. Executive will be granted an option to purchase (the “Saleen Option”) that number of ordinary shares of the Company’s parent entity, Saleen Holdings, Inc. (“Saleen”), which represent approximately 0.17% of the total outstanding equity of Saleen at the time of grant. Half of the shares subject to the Saleen Option will have an exercise price equal to $13.87 per share, which is 1.5 times the $9.25 per share merger consideration paid by the Silver Lake Investors (as such term is defined in the Saleen Holdings, Inc. 2011 Share Incentive Plan) in connection with the acquisition by Saleen of the Company’s parent entity, SMART Modular Technologies (WWH), Inc., and the other half of the shares subject to the Saleen Option will have an exercise price equal to $18.50 per share, which is two (2) times the $9.25 per share merger consideration. Additionally, Executive will be eligible to receive an option to purchase ordinary shares of SMART Modular Technologies (Global Memory Holdings), Inc. (“MemoryCo”) and an option to purchase ordinary shares of SMART Storage Systems (Global Holdings), Inc. (“StorageCo”) in an amount intended to represent approximately 0.88% of the combined companies’ outstanding equity at the time of grant. The 0.88% will represent approximately 1.0% of the outstanding equity of MemoryCo and approximately 0.2% of the outstanding equity of StorageCo, in each case, at the time of grant. The three option grants will provide Executive with the right to purchase approximately 1.0% of the outstanding equity of the Company Group at the time of grant. The exact number of shares subject to each option grant and the exercise prices for the MemoryCo and StorageCo options will be finalized at the time of grant. The shares subject to the options will vest and become exercisable over four years subject to Executive’s continued employment on each applicable vesting date, with 50% of the shares subject to the options vesting on the second year anniversary of the grant date and the balance vesting in equal monthly installments thereafter and will have such other terms and conditions as are set forth in the applicable plans and option agreements pursuant to which the options are granted. Executive will also be required to execute a joinder to the Saleen Holdings, Inc. Management Investors Shareholders Agreement, dated as of August 26, 2011 and the agreements described therein, which governs the ownership of the ordinary shares of Saleen acquired upon exercise of the Saleen Option.

4. Employee Benefits.

(a) Benefit Plans. During the Term, Executive shall be able to participate in employee benefit plans and perquisite and fringe benefit programs on a basis no less favorable than such benefits and perquisites are provided by the Company from time to time to the Company’s other senior executives. Additionally, Executive is entitled to participate in the Company’s executive benefits program as in place from time-to-time, which currently includes an annual comprehensive physical exam, financial counseling services, life insurance, and disability benefits.

(b) Expense Reimbursement. Executive shall be entitled to receive prompt reimbursement for all travel and business expenses reasonably incurred and properly accounted for by Executive (in accordance with the policies and procedures established from time to time by the Company) in performing services hereunder.

5. Indemnification; D&O Coverage. Executive shall be subject to the Company’s standard indemnification agreement, which agreement shall be executed by Executive and the Company on or prior to the Effective Date.

6. Termination of Employment. The Term and Executive’s employment hereunder may be terminated under the following circumstances:

(a) Death. The Term and Executive’s employment hereunder shall terminate upon Executive’s death. Upon any termination of Executive’s employment hereunder as a result of this Section 6(a), Executive’s estate shall be entitled to receive (A) Executive’s Base Salary through the date of termination (the “Accrued Salary”), which shall be paid within fifteen (15) days following the date of termination or such earlier date as may be required by California law, and (B) any earned but unpaid Annual Bonus for any fiscal year preceding the fiscal year in which the termination occurs (the “Accrued Bonus”), which shall be paid at the same time as bonuses are paid to other senior executive officers, but in no event later than the date provided for in Section 3(b) hereof (the Accrued Bonus and the Accrued Salary, including the respective times by which such amounts are to be paid, are hereafter referred to as the “Accrued Amounts”). All other benefits, if any, due to Executive’s estate following Executive’s termination due to death shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive’s estate shall not be entitled to any severance payments or benefits under any other agreement or any severance plan, policy or program of the Company Group. Executive’s estate shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

(b) Disability. The Company may terminate the Term and Executive’s employment hereunder for Disability. “Disability” shall mean Executive’s inability, due to physical or mental incapacity, to perform Executive’s duties under this Agreement with substantially the same level of quality as immediately prior to such incapacity for a period of 90 consecutive days or 120 days during any consecutive six-month period. In conjunction with determining Disability for purposes of this Agreement, Executive hereby (i) consents to any such examinations which are relevant to a determination of whether Executive is mentally and/or physically disabled and (ii) agrees to furnish such medical information as may be reasonably requested. Upon any termination of Executive’s employment hereunder pursuant to this Section 6(b), Executive shall be entitled to receive payment of the Accrued Amounts. All other benefits, if any, due to Executive following Executive’s termination by the Company for Disability shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not be entitled to any payments or benefits under any other agreement or any severance plan, policy or program of the Company Group. Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment.

(c) Termination for Cause; Voluntary Termination. At any time during the Term, (i) the Company may terminate the Term and Executive’s employment hereunder for “Cause” (as defined below) by Notice of Termination (as defined in Section 6(f)), and (ii) Executive may terminate the Term and Executive’s employment hereunder “voluntarily” (that is, other than by death, Disability or for Good Reason, in accordance with Section 6(a), 6(b) or 6(d), respectively); provided, that Executive will be required to give at least ninety (90) days advance written notice of such termination. “Cause” shall mean Executive’s: (A) material breach of this Agreement, including failure to substantially perform Executive’s duties, (B) willful failure to carry out, or comply with, in any material respect, any lawful and reasonable directive of the Board, not inconsistent with the terms of this Agreement, (C) commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of guilty or no contest or imposition of unadjudicated probation for any felony or any crime involving moral turpitude, (D) unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing Executive’s duties and responsibilities hereunder, (E) breach of any written policies or procedures of the Company

Group that are applicable to Executive and that have previously been provided to Executive, which breach causes or is reasonably expected to cause material harm to any member of Company Group, or (F) commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against any member of the Company Group (or any of their respective affiliates, predecessors or successors), which, for the avoidance of doubt, shall not include any good faith disputes regarding immaterial amounts that relate to Executive’s expense account, reimbursement claims or other de minimis matters; provided, however, in the case of (A), (B) or (E) above, if any such breach or failure is curable, such breach or failure shall only constitute Cause if Executive fails to cure such breach or failure to the reasonable satisfaction of the Board within fifteen (15) days of the date the Company delivers written notice of such breach or failure to Executive.

Upon the termination of the Term and Executive’s employment hereunder pursuant to this Section 6(c) by the Company for Cause, Executive shall be entitled to receive Executive’s Base Salary through the date of termination. Upon the termination of the Term and Executive’s employment hereunder pursuant to this Section 6(c) due to Executive’s voluntary termination, Executive shall be entitled to receive payment of the Accrued Amounts. All other benefits, if any, due to Executive following Executive’s termination of employment for Cause or due to Executive’s voluntary termination pursuant to this Section 6(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not be entitled to any severance payments or benefits under any other agreement or any severance plan, policy or program of the Company Group. Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment. The termination of Executive’s employment upon the expiration of the Term as a result of Executive’s delivery of a notice of nonrenewal pursuant to Section 1 shall be treated as a voluntary termination by Executive pursuant to this Section 6(c).

(d) Termination for Good Reason or Without Cause Outside of the Change in Control Protection Period. At any time outside of the “Change in Control Protection Period” (as defined below) during the Term, (i) Executive may terminate the Term and Executive’s employment hereunder for “Good Reason” (as defined below) and (ii) the Company may terminate the Term and Executive’s employment hereunder without Cause (that is, other than by death, Disability or for Cause, in accordance with Section 6(a), 6(b) or 6(c), respectively). “Good Reason” shall mean the occurrence, without Executive’s written consent, of any of the following events: (A) a material reduction in the nature or scope of Executive’s responsibilities, duties or authority from those contemplated by this Agreement, (B) a reduction in the then current Base Salary, (C) causing or requiring Executive to report to any person other than the chief executive officer and/or the Board, (D) the relocation of Executive’s primary office to a location that is not within a sixty (60) mile radius of the Company’s offices in Newark, California or (E) any other breach by the Company of a material term of this Agreement, including but not limited to complying with Section 10(d)(iii) by causing any successor to the Company to expressly assume and agree to perform this Agreement; provided, that any such event described in (A) through (E) above shall not constitute Good Reason unless Executive delivers to the Company a Notice of Termination for Good Reason within ninety (90) days after Executive first learns of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following the delivery of such Notice of Termination for Good Reason the Company has failed to cure the circumstances giving rise to Good Reason.

Upon the termination of Executive’s employment hereunder pursuant to this Section 6(d), Executive shall receive (i) the Accrued Amounts and (ii) subject to Executive’s continued compliance with the provisions of Section 8 and subject to Executive’s execution, delivery and non-revocation of an effective release of all claims against each member of the Company Group substantially in the form attached hereto as Exhibit A (the “Release”) within the sixty (60) day period following the date of the termination of Executive’s employment (such 60-day period, the “Release Period”): (A) severance pay in an aggregate amount equal to twenty-five percent (25%) of Executive’s then current Base Salary; (B) to the extent any Annual Bonus could be earned in the current fiscal year under the terms of the Company’s bonus program but is not yet earned or paid, a prorated bonus (based on the Board’s determination of Company performance through the date of termination), prorated through the date of termination; and (C) payment or reimbursement of health benefit continuation coverage under COBRA or otherwise from the termination date through the earlier of (x) nine (9) months following the termination date or (y) the date Executive becomes eligible for health benefits with another employer, which shall be paid no later than the due date of payments for such coverage; provided that if Executive is no longer eligible for COBRA continuation coverage, the Company may provide a lump sum payment calculated based on the monthly premiums immediately prior to the expiration of COBRA coverage. The severance amounts provided hereunder will be paid in accordance with the Company’s regular payroll practices in equal or substantially equal payments over the twelve (12) month period following the date of termination, with the first installment being paid on the first payroll date following the date on which the Release has become effective and irrevocable. Notwithstanding the foregoing, if the Release Period spans two (2) calendar years, then the first installment of the severance pay will commence on the first payroll date that occurs in the second calendar year, with any amounts otherwise payable prior to such payroll date being paid instead on such payroll date. All other benefits, if any, due Executive following a termination pursuant to this Section 6(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not be entitled to any severance payments or benefits under any other agreement or any severance plan, policy or program of the Company Group. Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment. The termination of Executive’s employment upon the expiration of the Term as a result of the Company’s delivery of a notice of nonrenewal pursuant to Section 1 shall be treated as a termination by the Company without Cause pursuant to this Section 6(d) (unless Executive’s employment is earlier terminated pursuant to Sections 6(a), (b) or (c) hereof).

(e) Termination for Good Reason or Without Cause during the Change in Control Protection Period. If, during the Change in Control Protection Period (defined below), Executive is terminated by the Company without Cause or Executive resigns for Good Reason, Executive shall be entitled to (i) the Accrued Amounts and (ii) subject to Executive’s execution, delivery and non-revocation of a Release within the Release Period, the following payments and benefits in lieu of any severance benefits under Section 6(d) above: (A) 1.0 times Executive’s then existing Base Salary; (B) 1.5 times the Annual Bonus paid or payable for the most recently completed fiscal year (in addition to the Annual Bonus paid or payable with respect to the most recently completed fiscal year); (C) to the extent any Annual Bonus could be earned in the current fiscal year under the terms of the Company’s bonus program but is not yet earned or paid, a prorated bonus (based on the Board’s determination of Company performance through the date of termination), prorated through the date of termination; (D) payment or reimbursement of health benefit continuation coverage under COBRA or otherwise from the termination date through the earlier of (x) eighteen (18) months following the termination date or (y) the date Executive becomes eligible for health benefits with another employer, which shall be paid no later than the due date of payments for such coverage; provided that if Executive is no longer eligible for COBRA continuation coverage, the Company may provide a lump sum payment calculated based on the monthly premiums immediately prior to the expiration of COBRA coverage; and (E) 100% vesting of all of the Executive’s unvested and outstanding options. The amounts payable under this Section 6(e) shall be paid, at the Company’s sole discretion, in accordance with the Company’s regular payroll practices in equal or substantially equal payments over a period of no longer than twelve (12) months following the date of termination, with the first installment being paid on the first payroll date following the date on which the Release has become effective and irrevocable. Notwithstanding the foregoing, if the Release Period spans two (2) calendar years, then the first installment will commence on the first payroll date that occurs in the second calendar year, with any amounts otherwise payable prior to such payroll date being paid instead on such payroll date. All other benefits, if any, due Executive following a termination pursuant to this Section 6(e) shall be determined in accordance with the plans, policies and practices of the Company; provided, that Executive shall not be entitled to any severance payments or benefits under any other agreement or any severance plan, policy or program of the Company Group. Executive shall not accrue any additional compensation (including any Base Salary or Annual Bonus) or other benefits under this Agreement following such termination of employment. For purposes of this Section 6, the “Change in Control Protection Period” means the twelve (12) month period following a “Change in Control” (“Change in Control” as used in this Agreement shall have the meaning as such term is defined in the Saleen Holdings, Inc. 2011 Share Incentive Plan).

(f) Notice of Termination. Any purported termination of the Executive’s employment by the Company or by Executive shall be communicated by written Notice of Termination to the other Party in accordance with Section 10(e) hereof. For purposes of this Agreement, “Notice of Termination” shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall, to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g) Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and, as applicable, the board of directors (and any committees thereof) of each of the other members of the Company Group.

7. Non-Competition; Non-Solicitation of Clients; No Hire. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, and its affiliates (together, the “Company Group”) and accordingly agrees as follows:

(a) During the Term and the “Restricted Period” (as defined below), Executive shall not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm,

partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly, solicit or service, or assist in soliciting or servicing, in competition with any member of the Company Group, the business of any then current client or “prospective client” (as such term is defined herein), supplier, licensee, licensor or other business relation of any member of the Company Group in order to induce such Person to cease doing business with, or reduce the amount of business conducted with, the member of the Company Group, or in any way interfere with the relationship between any then current or prospective client, supplier, licensee or business relation of any member of the Company Group:

(i) with whom Executive had personal contact or dealings on behalf of any member of the Company Group during the one-year period preceding Executive’s termination of employment;

(ii) with whom Executive had knowledge of any of any member of the Company Group’s plans with respect to such Person;

(iii) with whom any employees reporting to Executive have had personal contact or dealings on behalf of any member of the Company Group during the one-year period immediately preceding Executive’s termination of employment; or

(iv) for whom Executive had direct or indirect responsibility during the one-year immediately preceding Executive’s termination of employment.

(b) During the Restricted Period, Executive shall not directly or indirectly in any place in the world, own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business engaged in anywhere in the world, by the Company or as conducted by any member of the Company Group as of the date of Executive’s termination, other than any business that is not directly related to the business conducted by any member of the Company Group as of the date hereof, as such business may be extended or expanded, or proposed to be extended or expanded, prior to the date of Executive’s termination; provided, that nothing herein shall prohibit Executive from investing in stocks, bonds, or other securities in any business if: (x) such stocks, bonds, or other securities are listed on any United States securities exchange or are publicly traded in an over the counter market, and such investment does not exceed, in the case of any capital stock of any one issuer, two percent (2%) of the issued and outstanding capital stock or in the case of bonds or other securities, two percent (2%) of the aggregate principal amount thereof issued and outstanding, or (y) such investment is completely passive and no control or influence over the management or policies of such business is exercised by Executive.

(c) During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce or encourage to cease to work with the Company or any member of the Company Group, any independent contractor, consultant or partner then under exclusive contract with any member of the Company Group.

(d) For purposes of this Agreement, the “Restricted Period” means the twelve (12) month period following the date of the termination of Executive’s employment if Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason at any time during the Term (each, a “Qualifying Termination”).

(e) In consideration for the covenants contained in Sections 7(a), (b) and (c) and provided that Executive is not otherwise in breach of Sections 7 and 8 hereof or the Release, in the event Executive experiences a Qualifying Termination, the Company shall, during the Restricted Period, pay to Executive payments in the amount of fifty percent (50%) per month of Executive’s monthly Base Salary (the “Restrictive Covenant Payments”), which Restrictive Covenant Payments shall be payable in accordance with the Company’s normal payroll practices.

8. Non-Solicitation of Employees/Contractors; Confidentiality; Intellectual Property.

(a) Non-Solicitation of Employees/Contractors. During the twelve (12) month period following the termination of Executive’s employment for any reason, Executive shall not, without the prior written consent of the Company, whether on Executive’s own behalf or on behalf of or in conjunction with any Person:

(i) directly or indirectly solicit, induce or encourage any employee of any member of the Company Group to leave the employment of the Company Group; or

(ii) directly hire any employee who was a direct report of Executive and was employed by the Company Group as of the date of Executive’s termination of employment with the Company or who left the employment of the Company Group coincident with, or within one year after, the termination of Executive’s employment with the Company.

(b) Confidentiality.

(i) Executive shall not at any time (whether during or after Executive’s employment with the Company or any of its affiliates) (x) retain or use for the benefit, purposes or account of Executive or any other Person (other than the Company or any member of the Company Group) or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including, without limitation, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company or any member of the Company Group and/or any third party that has disclosed or provided any of same to the Company or any member of the Company Group on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (x) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties (y) made legitimately available to Executive by a third party without breach of any confidentiality obligation or (z)

required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(iii) Except as required by law, Executive shall not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the existence or contents of this Agreement, provided they agree to maintain the confidentiality of such terms.

(iv) Upon termination of Executive’s employment with the Company for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, or any member of the Company Group (y) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company and its affiliates, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

(c) Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content or audiovisual materials) (“Works”), either alone or with third parties, at any time during Executive’s employment by the Company or any member of the Company Group and within the scope of such employment and/or with the use of any of the Company Group resources (“Company Works”), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

(ii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works. The records will be available to and remain the sole property and intellectual property of the Company at all times.

(iii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company’s expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the

Company’s rights in the Company Works. If the Company is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company or any of its subsidiaries or affiliates any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of the Company, including, without limitation, policies and guidelines regarding the protection of confidential information and intellectual property and potential conflicts of interest. Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

(v) Notwithstanding the foregoing, this Section 8(c) is subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. In accordance with Section 2870 of the California Labor Code, Executive’s obligation to assign Executive’s right, title and interest throughout the world in and to all Company Works does not apply to any Works that Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or Confidential Information except for those Works that relate to either (A) the business of the Company at the time of conception or reduction to practice of the Work, or actual or demonstrably anticipated research or development of the Company or (B) result from any work performed by Executive for the Company. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit B. Executive shall disclose all Works to the Company, even if Executive does not believe that Executive is required under this Agreement, or pursuant to California Labor Code Section 2870, to assign Executive’s interest in such Works to the Company.

(d) General. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable (the “Covenants”) if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

9. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the Covenants would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or anticipated or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

10. Miscellaneous.

(a) Executive’s Representations. Executive hereby represents and warrants to the Company that (i) Executive has read this Agreement in its entirety, fully understands the terms of this Agreement, has had the opportunity to consult with counsel prior to executing this Agreement and is signing the Agreement voluntarily and with full knowledge of its significance, (ii) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (iii) Executive is not a party to or bound by an employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would interfere in any material respect with the performance of Executive’s duties hereunder and (iv) Executive shall not use any Confidential Information or trade secrets of any person or party other than a member of the Company Group in connection with the performance of Executive’s duties hereunder.

(b) Mitigation. Executive shall have no duty to mitigate Executive’s damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any other compensation except as specifically provided herein.

(c) Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by Executive and an officer of the Company (other than Executive) duly authorized by the Board to execute such amendment, waiver or discharge. No waiver by either Party of any breach of the other Party of, or compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) Successors and Assigns.

(i) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and, other than as set forth in Section 10(d)(iii), shall not be assignable by the Company without the prior written consent of the Executive (which shall not be unreasonably withheld).

(iii) This Agreement shall be assignable by the Company to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company; provided that, the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(e) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if mailed by registered mail, return receipt requested, postage prepaid, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered, (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission, and (iii) notices sent by registered mail shall be deemed given two days after the date of deposit in the mail.

If to Executive, to such address as shall most currently appear on the records of the Company.

If to the Company, to:

SMART Modular Technologies, Inc.

39870 Eureka Drive

Newark, California 94560-4809

Attention: Legal Department

With a copy, which shall not constitute notice, to:

Silver Lake Partners and

Silver Lake Sumeru

2775 Sand Hill Road, Suite 100

Menlo Park, California 94025

Fax No.: (650) 233-8125

Attention: Karen King

(f) GOVERNING LAW; CONSENT TO JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF CALIFORNIA WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS

AGREEMENT MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN ALAMEDA COUNTY, CALIFORNIA. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.

(g) Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of any amounts owed by Executive to the Company or any of its affiliates except to the extent any such set-off, counterclaim or recoupment would violate, or result in the imposition of tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in which case such right shall be null and void.

(h) Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) to the extent necessary to comply with the requirements of Section 409A of the Code until the first business day that is more than six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 10(h) in order to prevent any accelerated tax or additional tax under Section 409A of the Code, then such payments shall be paid at the time specified under this Section 10(h) without any interest thereon. The Company shall consult with Executive in good faith regarding the implementation of this Section 10(h); provided that neither the Company nor any member of the Company Group, employees or representatives shall have any liability to Executive with respect to the imposition of any early or additional tax under Section 409A of the Code. Notwithstanding anything to the contrary herein, to the extent required by Section 409A of the Code, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean “Separation from Service.” For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. Notwithstanding anything to the contrary herein, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount of expenses eligible for reimbursement or in-kind benefits provided to

Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (y) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (z) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(i) 280G Cutback. Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to Section 6 herein are considered “parachute payments” under Code Section 280G, then such parachute payments plus any other payments made or benefits provided by the Company to Executive which are considered parachute payments shall be limited to the greatest amount which may be paid to Executive under Code Section 280G without causing any loss of deduction to the Company under such section, but only if, by reason of such reduction, the net after tax benefit to Executive shall exceed the net after tax benefit if such reduction were not made. “Net after tax benefit” for purposes of this Agreement shall mean the sum of (i) the total amounts payable to Executive under Section 6, plus (ii) all other payments and benefits which Executive receives or then is entitled to receive from the Company or an affiliate that would constitute a “parachute payment” within the meaning of Code Section 280G, less (iii) the amount of federal and state income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive’s employment), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Code Section 4999. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 10(i) shall be made at the Company’s expense by a nationally recognized certified public accounting firm as may be designated by the Company and reasonably acceptable to Executive prior to a Change in Control (the “Accounting Firm”). In the event of any mistaken underpayment or overpayment under this Section 10(i), as determined by the Accounting Firm, the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, but only to the extent any such refund would result in (i) no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code and (ii) a dollar-for-dollar reduction in Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, with interest at the applicable Federal rate provided for in Code Section 7872(f)(2). Any reduction in payments required by this Section 10(i) shall occur in the following order: (1) any cash severance, (2) any other cash amount payable to Executive, (3) any benefit valued as a “parachute payment,” and (4) the acceleration of vesting of any equity-based awards.

(j) Severability of Invalid or Unenforceable Provisions. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

(k) Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by each Party.

(l) Entire Agreement. This Agreement constitutes the entire agreement between the parties as of the Effective Date and supersedes all previous agreements and understandings between the Parties with respect to the subject matter hereof.

(m) Withholding Taxes. The Company shall be entitled to withhold from any payment due to Executive hereunder any amounts required to be withheld by applicable tax laws or regulations.

(n) Section Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.

(o) Cooperation. During the Term and at any time thereafter, Executive agrees to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company or any other member of the Company Group and (ii) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company or any other member of the Company Group. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

(p) Survival. Sections 5, 7, 8 and 9 shall survive and continue in full force in accordance with their terms notwithstanding any termination for any reason of this Agreement or of the Term or of Executive’s employment with the Company or any other member of the Company Group.

(q) Continuation of Employment; Termination On or After Expiration of the Term. Unless the Parties otherwise agree in writing, continuation of Executive’s employment with the Company or any other member of the Company Group beyond the expiration of the Term shall be deemed an employment “at-will” and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated “at-will” by Executive or the Company.

(r) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SMART MODULAR TECHNOLOGIES, INC.

By:	/s/ Iain MacKenzie
Name: Iain MacKenzie
Title: President and CEO

EXECUTIVE

/s/ Jack Pacheco
Jack Pacheco

[Signature Page to Employment Agreement]

EXHIBIT A

GENERAL RELEASE

THIS AGREEMENT AND RELEASE, dated as of             , 20    (this “Agreement”), is entered into by and between             (“Executive”) and             (the “Company”).

WHEREAS, Executive is currently employed with the Company; and

WHEREAS, Executive’s employment with the Company will terminate effective as of             , 20    ;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and other good and valuable consideration, Executive and the Company hereby agree as follows:

1. Executive shall be provided severance pay and other benefits (the “Severance Benefits”) in accordance with the terms and conditions of Section 6 of the employment agreement by and between Executive and the Company, dated as of October 10, 2011 (the “Employment Agreement”); provided, that no such Severance Benefits shall be paid or provided if Executive revokes this Agreement pursuant to Section 5 below.

2. Executive, for and on behalf of himself and Executive’s heirs, successors, agents, representatives, executors and assigns, hereby waives and releases any common law, statutory or other complaints, claims, demands, expenses, damages, liabilities, charges or causes of action (each, a “Claim”) arising out of or in any way relating to Executive’s employment or termination of employment with, Executive’s serving in any capacity in respect of, or Executive’s status at any time as a holder of any securities of, any of the Company and any of its affiliates (collectively, the “Company Group”), both known and unknown, in law or in equity, which Executive may now have or ever had against any current or former member of the Company Group or any current or former equityholder, investor, agent, representative, administrator, trustee, attorney, insurer, fiduciary, employee, director or officer of any member of the Company Group, including their successors and assigns (collectively, the “Company Releasees”), including, without limitation, any Claim for any severance benefit which might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive; any Claim related to compensation or benefits from any of the Company Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in any member of the Company Group; any Claim for breach of contract, wrongful termination or breach of the implied covenant of good faith and fair dealing; any tort Claim, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended); and any complaint, charge or cause of action arising out of Executive’s employment with any member of the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age

1

against individuals who are age 40 or older), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Equal Pay Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act (as amended), Calif. Gov’t Code §12900 et seq., the California Family Rights Act, California law regarding Relocations, Terminations and Mass Layoffs and the California Labor Code, all as amended; Sections 1981 through 1988 of Title 42 of the United States Code, California Business and Professions Code § 17200 or any other provisions of the California unfair trade or business practices laws, the California Occupational Safety and Health Act, Divisions 4, 4.5, and 4.7 of the California Labor Code beginning at § 3200, any provision of the California Constitution, any provision of the California Labor Code that may lawfully be released, the Employee Retirement Income Security Act of 1974 (except for any vested benefits under any tax qualified benefit plan), the Immigration Reform and Control Act, the Workers Adjustment and Retraining Notification Act, the Fair Credit Reporting Act; any public policy, contract, tort, or common law; all other federal, state and local statutes, ordinances and regulations and any basis for recovering costs, fees, or other expenses including attorneys’ fees incurred in these matters. By signing this Agreement, Executive acknowledges that Executive intends to waive and release any rights known or unknown Executive may have against any and all of the Company Releasees under these and any other laws; provided that, Executive does not waive or release Claims (i) with respect to the right to enforce this Agreement or those provisions of the Employment Agreement that expressly survive the termination of Executive’s employment with the Company, (ii) with respect to any vested right Executive may have under any employee pension or welfare benefit plan of any member of the Company Group or (iii) any rights to indemnification preserved by Section 5 of the Employment Agreement.

3. Executive has read Section 1542 of the California Civil Code, which states in full: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Executive expressly waives any rights that Executive may have under Section 1542 of the California Civil Code to the full extent that Executive may lawfully waive such rights pertaining to a general release of claims, and Executive affirms that Executive is releasing all known or unknown claims that Executive has or may have against the Company or any of the Company Releasees as stated in this Release.

THIS MEANS THAT, BY SIGNING THIS RELEASE, EXECUTIVE WILL HAVE WAIVED ANY RIGHT EXECUTIVE MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST ANY OF THE COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF ANY OF THE COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS RELEASE. NOTWITHSTANDING THE ABOVE, NOTHING IN THIS AGREEMENT SHALL PREVENT THE EXECUTIVE FROM (I) INITIATING OR CAUSING TO BE INITIATED ON EXECUTIVE’S BEHALF ANY COMPLAINT, CHARGE, CLAIM OR PROCEEDING AGAINST THE COMPANY BEFORE ANY LOCAL, STATE OR FEDERAL AGENCY, COURT OR OTHER BODY CHALLENGING THE VALIDITY OF THE WAIVER OF EXECUTIVE’S CLAIMS UNDER ADEA CONTAINED IN THIS AGREEMENT (BUT NO OTHER PORTION OF SUCH WAIVER); OR (II) INITIATING OR PARTICIPATING IN (BUT NOT BENEFITING FROM) AN INVESTIGATION OR PROCEEDING CONDUCTED BY THE EQUAL EMPLOYMENT OPPORTUNITY COMMISSION WITH RESPECT TO ADEA.

2

4. Executive acknowledges that Executive has been given twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of the Agreement and, to the extent Executive has not used the entire 21-day period prior to executing this Agreement, Executive does hereby knowingly and voluntarily waive the remainder of said 21-day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY AND FULLY UNDERSTANDS THAT BY SIGNING BELOW EXECUTIVE IS GIVING UP CERTAIN RIGHTS WHICH EXECUTIVE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED HEREIN AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

5. Executive shall have seven (7) days from the date of Executive’s execution of this Agreement to revoke the release, including with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes this Agreement, Executive will be deemed not to have accepted the terms of this Agreement.

6. Executive hereby agrees not to defame or disparage any member of the Company Group or any executive, manager, employee, director, or officer of any member of the Company Group in any medium to any person without limitation in time. Notwithstanding this provision, Executive may confer in confidence with Executive’s legal representatives and make truthful statements as required by law.

7. Each party and its counsel have reviewed this Agreement and have been provided the opportunity to review this Agreement and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Instead, the language of all parts of this Agreement shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SMART MODULAR TECHNOLOGIES, INC.

By:
Name:
Its:

EXECUTIVE

Jack Pacheco

4

EXHIBIT B

California Labor Code Sections 2870, 2871 and 2872

SECTION 2870

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

SECTION 2871

No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

SECTION 2872

If an employment agreement entered into after January 1, 1980 contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

1